FIRST UNITED CORPORATION

Letter to the Shareholders

2009 was the most difficult year for First United in the last seventy-five years. We posted our first annual loss in memory, as the Company lost $12.8 million. The primary component of this loss was a large "Other-Than-Temporary Impairment" charge within the investment portfolio. How did this happen? A few years ago, as we internally assessed our income growth potential, we believed it would likely be less than we had historically produced. To remedy this, we undertook a course to increase our lending footprint to a degree, and to also increase the size of our investment portfolio. In addition, we would, of course, continue to meet the financial needs of our local markets.

As part of this strategy, in addition to traditional market area loans, we invested in loan participations. The loan participations were targeted towards industries that were not prevalent in our existing portfolio, such as the hospitality industry and the insurance industry. These participations were conservatively underwritten and fit nicely into our loan portfolio. However, as the recession progressed, these industries, and our loans, were negatively impacted by the economic downturn. In addition, due to the nature of our geographic foot print, a large portion of our loan portfolio is invested in acquisition and development loans in the Deep Creek Lake area and other forms of commercial real estate. Many of these loans are backed by long-term customers of the Bank who have felt the effects of declining real estate valuations, slow sales and reduced consumer spending. Many of our consumer borrowers have lost jobs, experienced reduced incomes or have struggled as their own businesses have been impacted by the slowed economy. As a result, our Bank has experienced higher than normal delinquencies and foreclosures.

The largest contributor to our 2009 net loss was a credit loss recorded through other-than-temporary impairment. As a part of the aforementioned growth strategy, in 2007 we grew our investment portfolio through the purchase of trust preferred securities, which are pools of debt issued primarily by banks and insurance companies. At the time of the purchases, all of these securities were deemed to be of investment grade by the rating agencies and were considered entirely appropriate for our portfolio. The subsequent recession impacted the financial services industry as hard as any, and several of the issuing banks within the trust preferred bonds were adversely impacted, causing many of them to default or defer on their obligations. Applicable accounting guidance required us to recognize an after-tax credit loss of $16 million through earnings. Significant details regarding both the investment and the loan portfolios are provided to you in our 10-K.

The issues related to our other-than-temporary impairment charge was compounded by the controversial accounting guidance of the Financial Accounting Standards Board, which essentially dictates that an analysis be conducted on certain assets, and if as a result of that analysis, a potential loss could occur at some point in the future, then such a loss must be immediately recognized. There was, at the direction of Congress, some mitigation of this standard earlier last year, but it remains a challenge faced by your Company, and many others. While the details of this application are provided for you in the 10-K, I would invite the reader to examine a book I recently previewed, "It's Not as Bad as You Think", written by noted author, economist and commentator Brian Wesbury. A frequent writer to the Wall Street Journal, Mr. Wesbury is an outspoken critic of the concept known as "mark to market" accounting. I must confess that I agree with a lot of his reasoning.

P.O. Box 9 • Oakland MD 21550-0009 • Telephone (888) 692-2654

As we move through the balance of the recession, the Company is working diligently with many of our loan customers – both commercial and consumer – to do what we can to help them through the difficult times. Unfortunately, we are constrained in our ability to assist some borrowers by both prudent banking practices and regulatory mandates. In many instances, we have been required to increase our reserves, take specific charges, stop accruing interest, or any combination of those.

As a result of the losses we have recognized in our loan and investment portfolios, lower other operating income and increased FDIC premiums; we have seen a degree of erosion in our capital. We remain well capitalized, as required by our regulators, through both our participation in the Federal Capital Purchase Program, a program established by the U.S. Treasury to provide capital to healthy banks at an attractive interest rate, and through our own privately-placed trust preferred securities offering. The Capital Purchase Program added $30 million to capital, and our private offering provided us with over $10 million in capital from investors in our local communities. To further preserve capital, the Company recently announced its decision to decrease the quarterly dividend to $0.01 per share. While regrettable, this decision allows our Bank to preserve approximately $2.3 million in capital per year, which we believe most shareholders would view as prudent during these uncertain times.

During 2009, we also experienced a decrease in our other operating income as a result of the lower stock markets and the low interest rate environment, which resulted in lower trust and investment income. Additionally, as a result of consumer uncertainty and slowed spending, we experienced significant declines in service charge income. On the expense side, FDIC premiums increased by over $3.4 million in 2009 as the FDIC dramatically increased its assessments in order to re-build the bank insurance fund.

Looking beyond the losses associated with other-than-temporary impairment charges and loan loss provisions, there is strength in the core operations of First United. In fact, were it not for the impairment charge, the Company would have earned in excess of $6 million last year, inclusive of all loan related charges. Beyond that, consumer driven deposits grew by nearly $80 million last year. While our loan balances declined slightly, we saw an increase in our net interest income of more than $1 million. Our net interest margin remained stable at 3.56%, a modest decline from 3.68% in 2008.

Without question, our Company was not immune to this great recession, and we anticipate that there may still be some additional bumps in the road as we move through 2010. This has been a difficult recession, and while many experts assert that it is technically over, we believe it will be a slow recovery. We are heartened by the underlying strength in the core operations. As we continue to focus on the financial needs of our community oriented business owners, our consumers and our towns, and as the difficulties of the recession begin to lift, First United, together with its customers, should return to profitability and strength.

William B. Grant

William B. Grant
Chairman of the Board
President & Chief Executive Office